Exhibit 99.1

Contact: William Barth
BSD MEDICAL CORPORATION	Telephone: (801) 972-5555
2188 West 2200 South	Facsimile: (801) 972-5930
Salt Lake City, Utah 84119-1326	Email: investor@bsdmc.com
NASDAQ:BSDM

For Immediate Release

BSD Medical’s Fiscal Second Quarter Revenues Increase 106% to $1.7 Million

Revenues for the First Half of Fiscal 2014 Increase 104% to $3.0 million

Company to Report Full Second Quarter Financial Results and will hold an Investment Community Conference Call on April 9

SALT LAKE CITY, March 5, 2014—BSD Medical Corporation (NASDAQ:BSDM) (Company or BSD) (www.BSDMedical.com), a leading provider of medical systems that treat cancer and benign diseases using heat therapy, today reported revenues for the quarter ended February 28, 2014, of $1.7 million, an increase of 106% compared with $819,000 for the comparable quarter of the prior year.  Revenues for the six months ended February 28, 2014, were $3.0 million, an increase of 104% from $1.5 million for the six months of the prior year.

“BSD more than doubled revenues over the prior year comparable periods due primarily to increased sales of our MicroThermX® Microwave Ablation System,” said Harold Wolcott, President of BSD Medical.  "We believe these results show a growing recognition of the role of the MicroThermX system in the treatment of cancer, as well as the benefits of our strong relationship with Terumo Europe NV.  We have significantly increased the number of MicroThermX systems in use and are beginning to see substantial growth in our sales of disposable antennas.  This is consistent with our long-term strategy of delivering a high margin, profitable business with recurring revenues.”

BSD Medical announced that it will report full financial results for the second quarter of fiscal 2014 on Wednesday, April 9, 2014.  Management will hold a conference call that day at 2:00 p.m. Eastern time/12:00 p.m. Mountain time to discuss financial results and provide a business update.

Individuals may participate on the call by dialing 877-941-1466 in the U.S. or 480-629-9870 outside the U.S. and entering passcode 4673204. A telephone replay will be available until April 16, 2014, by dialing 800-406-7325 in the U.S. or 303-590-3030 outside the U.S. and entering conference ID 4673204.  The conference call will be available via webcast for 90 days by visiting the Investor Relations section of the Company's website at www.BSDMedical.com.

About BSD Medical Corporation
BSD Medical Corporation develops, manufactures, markets and services systems to treat cancer and benign diseases using heat therapy delivered using focused microwave energy and radiofrequency (RF).  BSD’s product lines include ablation and hyperthermia treatment systems.  BSD’s microwave ablation system has been developed as a stand-alone therapy to ablate and destroy soft tissue.  The Company has developed extensive intellectual property, multiple products in the market, and well established distribution in the United States, Europe and Asia.  BSD’s hyperthermia cancer treatment systems, which have been in use for several years in the United States, Europe and Asia, are used to treat certain tumors with heat (hyperthermia) while increasing the effectiveness of other therapies such as radiation therapy.  Certain of the Company’s products have received regulatory approvals in the United States, Europe and China.  For further information visit BSD Medical's website at www.BSDMedical.com.

Forward-Looking Statements
Statements contained in this press release that are not historical facts, including statements relating to our 2014 plans, are forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995.  All forward-looking statements are subject to risks and uncertainties detailed in the Company's filings with the Securities and Exchange Commission, including the market demand for our MicroThermX® products and the regulatory requirements we face. These forward-looking statements speak only as of the date on which such statements are made, and the Company undertakes no obligation to update such statements to reflect events or circumstances arising after such date, except as required by law.